Exhibit 11.1

Consent of Independent Auditor

We consent to the use, in the Offering Statement on Form 1-Aof CalTier Fund I, LP, a Delaware limited partnership (the “Partnership”), of our report dated May 5, 2022 on our audit of the statement of financial condition of CalTier Fund I, LP at December 31, 2021 and 2020 and related statements of operations and changes in partners’ capital/(deficit) and cash flows for the two years ended December 31, 2021 and 2020, and the related notes to the financial statements.

/s/ PKF San Diego, LLP
San Diego, California	PKF San Diego, LLP

November 9, 2022